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                                                                 EXHIBIT (a)(13)

                                          The Netherlands Stock Option Agreement

                              REDBACK NETWORKS INC.
          1999 Stock Incentive Plan Nonstatutory Stock Option Agreement

Tax Treatment This option is a nonqualified option under Section 422 of the United States Internal Revenue Service Code.

Vesting This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant.

                    In addition, this option becomes exercisable in full if your service as an employee, consultant or director of the Company or a subsidiary of the Company terminates because of death. If your service as an employee, consultant or director of the Company (or a subsidiary of the Company) terminates because of total and permanent disability, then the exercisable portion of this option will be determined by adding 12 months to your actual period of service.

                    No additional shares become exercisable after your service as an employee, consultant or director of the Company or a subsidiary of the Company has terminated for any other reason.

Term This option expires in any event at the close of business at Company headquarters on the day before the 5th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your service terminates, as described below.)

Regular             If your service as an employee, consultant or director of
Termination         the Company or a subsidiary of the Company terminates for
                    any reason except death or total and permanent disability, then this option will expire at the close of business at Company headquarters on the date three months after your termination date. The Company determines when your service terminates for this purpose.

Death If you die as an employee, consultant or director of the Company or a subsidiary of the Company, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

Disability          If your service as an employee, consultant or director of
                    the Company or a subsidiary of the Company terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date six months after your termination date.

                    For all purposes under this Agreement, "total and permanent disability" means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves              For purposes of this option, your service does not terminate
of Absence          when you go on a military leave, a sick leave or another
                    bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But your service terminates when the approved leave ends, unless you immediately return to active work.

Restrictions on     The Company will not permit you to exercise this option if
Exercise            the issuance of shares at that time would violate any law or regulation.

Notice              When you wish to exercise this option, you must notify the
of Exercise         Company by filing the proper "Notice of Exercise" form at
                    the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered (in your name only or in your and your spouse's names as community property or as joint tenants with right of survivorship).
                    The notice will be effective when it is received by the Company.

                    If someone else wants to exercise this option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

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Form of             When you submit your notice of exercise, you must include
Payment payment of the option exercise price for the shares you are purchasing. Payment must be made by submitting irrevocable directions to a securities broker approved by the Company to sell all of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special "Notice of Exercise" form provided by the Company. As a consequence, the taxable event will be deferred until the time of exercise.

Irrevocable Power   By signing this Agreement, you hereby grant the Company an
of Attorney         irrevocable power of attorney to effectuate, on your behalf, any sale or transfer of your option shares. This power of attorney shall be coupled with an interest and shall survive your death, bankruptcy or any other proceeding, to the fullest extent permitted by law.

Responsibility      You hereby acknowledge and agree that the ultimate liability
for Taxes           for any and all tax, social insurance and payroll tax
                    withholding ("Tax-Related Items") is and remains your responsibility and liability and that the Company, its subsidiaries and affiliates and/or your employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the option grant, including the grant, vesting or exercise of the option and the subsequent sale of shares acquired pursuant to such exercise; and (b) do not commit to structure the terms of the grant or any aspect of the option to reduce or eliminate your liability for Tax-Related Items.

                    You agree that prior to exercise of the option, you shall pay or make adequate arrangements satisfactory to the Company and/or your employer to satisfy all withholding obligations of the Company and/or your employer. In this regard, you authorize the Company and/or your employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your employer or from proceeds of sale. Alternatively, or in addition, if permissible under local law, you agree and acknowledge that the Company may sell or arrange for the sale of shares that you are due to acquire to meet the minimum withholding obligation for Tax-Related Items. Any estimated withholding which is not required in satisfaction of any Tax-Related Items will be repaid to you by the Company or your employer. Finally, you agree that you shall pay to the Company or your employer any amount of any Tax-Related Items that the Company or your employer may be required to withhold as a result of your participation in the Plan or your purchase of shares that cannot be satisfied by the means previously described.

Restrictions        By signing this Agreement, you agree not to sell any option
on Resale           shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of the Company or a subsidiary of the Company.

Transfer            Prior to your death, only you may exercise this option. You
of Option           cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a beneficiary designation.

                    Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse's interest in your option in any other way.

Retention           Your option or this Agreement does not give you the right to
Rights              be retained by the Company or a subsidiary or affiliate of the Company in any capacity. The Company and its subsidiaries and affiliates reserve the right to terminate your service at any time, with or without cause.

Nature of           In accepting the grant, you acknowledge that: (i) the Plan
Grant               is discretionary in nature and may be suspended or
                    terminated by the Company at any time; (ii) the grant of the option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options even if options have been granted repeatedly in the past; (iii) all


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                    decisions with respect to any such future grants will be at the sole discretion of the Company; (iv) your participation in the Plan shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment relationship at any time with or without cause; (v) your participation in the Plan is voluntary; (vi) the value of the option is an extraordinary item which is outside the scope of your employment contract, if any; (vii) the option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (viii) in the event of involuntary termination of your employment, your right to receive options and vest in options under the Plan, if any, will terminate effective as of the date that you are no longer actively employed regardless of any reasonable notice period mandated under local law; furthermore, in the event of involuntary termination of employment, your right to exercise the option after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any reasonable notice period mandated under local law; (ix) the option has been granted to you in your status as an employee of your employer, and, in the event that your employer is not the Company, the option grant can in no event be understood or interpreted to mean that the Company is your employer or that you have an employment relationship with the Company;
                    (x) the future value of the underlying shares is unknown and cannot be predicted with certainty; (xi) if the underlying shares do not increase in value, the option will have no value; and (xii) no claim or entitlement to compensation or damages arises from termination of the option or diminution in value of the option or shares purchased through exercise of the option and you irrevocably release the Company and your employer from any such claim that may arise.

Adjustments         In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Data Privacy        You hereby explicitly and unambiguously consent to the
                    collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer and the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

                    You understand that your employer and the Company and its subsidiaries and affiliates hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan ("Data"). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient's country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein by contacting in writing your local human resources representative. You understand that withdrawal of consent may affect your ability to exercise or realize benefits from the option.

Insider             Dutch law prohibits insider trading and various reporting
Trading             requirements apply to insiders. If you are in a supervisory or management position or control 10% or more of the capital of the Company, the restrictions on acquisitions by insiders and insider reporting requirements may apply to you. You should check with your local Human Resources representative if you require additional information.

Severability        The provisions of this Agreement are severable and if one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

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Applicable          Law This Agreement will be interpreted and enforced under
Law the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and        The text of the Plan is incorporated in this Agreement by
Other               reference.

Agreements          This Agreement and the Plan constitute the entire
                    understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties.



BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND
                  CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.